SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAVIUM NETWORKS, INC.
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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CAVIUM NETWORKS, INC.

805 EAST MIDDLEFIELD ROAD

MOUNTAIN VIEW, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of CAVIUM NETWORKS, INC., a Delaware corporation. The meeting will be held on Friday, June 3, 2011, at 10:00 a.m. local time at 805 East Middlefield Road, Mountain View, CA 94043 for the following purposes:

1.	To elect two nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2011.

3.	To approve, on an advisory basis, the compensation of Cavium’s named executive officers, as disclosed in this proxy statement.

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Cavium’s named executive officers.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Arthur D. Chadwick

ARTHUR D. CHADWICK

Secretary

Mountain View, California

April 21, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Board of Directors recommends that you vote “FOR” the proposals identified above.

CAVIUM NETWORKS, INC.

805 EAST MIDDLEFIELD ROAD

MOUNTAIN VIEW, CA 94043

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 21, 2011 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 2, 2011. In addition, if you wish, we will send to you paper copies of our proxy materials, including a proxy card. Instructions on how to request paper copies of the proxy materials can be found in the Notice.

How do I attend the annual meeting?

The meeting will be held on Friday, June 3, 2011 at 10:00 a.m. local time at 805 East Middlefield Road, Mountain View, CA 94043. Directions to the annual meeting, which is located at our Corporate Headquarters, may be found at www.caviumnetworks.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2011 will be entitled to vote at the annual meeting. On this record date, there were 48,059,243 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2011, your shares were registered directly in your name with Cavium’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the

Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two directors;

•	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2011;

•	Advisory approval of the compensation of Cavium’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of Cavium’s named executive officers.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2011 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 2, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cavium. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both of the two nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of Cavium for its fiscal year ending December 31, 2011, “For” the advisory approval of executive compensation, and “For” one year as the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2011, to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043 between February 3, 2012 and March 4, 2012, unless the date of our 2012 annual meeting of stockholders is before May 4, 2012 or after July 3, 2012, in which case such proposals shall be submitted no earlier than 120 days prior to the 2012 annual meeting of stockholders and no later than the later of (i) 90 days before the 2012 annual meeting of stockholders or (ii) ten days after notice of the date of the 2012 annual meeting of stockholders is publicly given. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of directors, “For” and “Withhold” votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholders votes on executive compensation and on the frequency of stockholder votes on executive compensation. Of the four proposals, only Proposal 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2011, is a “routine” matter; the other three proposals are “non-routine.”

How many votes are needed to approve each proposal?

•

For the election of directors, Proposal 1, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” will affect the outcome.

•

To be approved, Proposal 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2011, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

Proposal 3, advisory approval of the compensation of Cavium’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For Proposal 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 48,059,243 shares outstanding and entitled to vote. As a result, stockholders holding at least 24,029,622 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Cavium’s Board of Directors is divided into three classes. Two of the classes consist of two directors and one class consists of one director. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has five members. There are two directors in the class whose term of office expires in 2011. Each of the nominees listed below is a current director of Cavium who was previously appointed by the Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2014 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is Cavium’s policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the directors attended the 2010 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Cavium. Each person nominated for election has agreed to serve if elected. Cavium’s management has no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct Cavium’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, and a discussion of the specific experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board of Directors, as of the date of this proxy statement. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING

Anthony J. Pantuso

Anthony J. Pantuso, age 48, has served as a director since 2004. He has been a Managing Director at NeoCarta Ventures, a venture capital firm, since November 1999. From November 1996 to July 1999 he served as Senior Vice President for GE Equity, a division of GE Capital, a private equity investment company. Prior to working at GE Equity, Mr. Pantuso served in various positions at US WEST, Inc., MediaOne and Ernst & Young. He currently serves on several private company boards. Mr. Pantuso received a BS in Business Administration from Colorado State University. The Nominating and Corporate Governance Committee believes that Mr. Pantuso’s experience in numerous senior financial positions within large public companies as well as his experience in the venture capital business, position him to contribute financial, financing, and general business expertise to the Board of Directors. The Committee believes that Mr. Pantuso’s financial experience and experience as a director for other private companies is especially valuable in his position as a member of Cavium’s Audit Committee.

C.N. Reddy

C.N. Reddy, age 55, has served as a director since 2001. He is a co-founder of Alliance Semiconductor Corporation, which until 2006, was a provider of semiconductor products and solutions, and has held various positions. Since October 2000, he has served as the Executive Vice President for Investments at Alliance, during which time he has been responsible for Alliance’s investments in private technology companies and identifying future possible technology company acquisitions for Alliance. From December 1997 to October 2000, he served as Executive Vice President and Chief Operating Officer at Alliance. From May 1993 to December 1997, he served as Senior Vice-President Engineering and Operations at Alliance. From 1985 to May 1993, he served as Vice President Engineering at Alliance. From February 1985 to October 2000 he also served as Secretary of Alliance. Mr. Reddy has served as a member of the board of directors since Alliance’s inception in 1985. He was a member of the founding management team at Cypress Semiconductor Corporation. Prior to that, he held positions at Texas Instruments Incorporated and National Semiconductor Corporation. Mr. Reddy is currently the Executive Vice President of Investments and serves on the board of directors at Alliance Semiconductor. He currently serves on several private company boards. Mr. Reddy received an MSEE from Utah State University. The Nominating and Corporate Governance Committee believes that Mr. Reddy’s long experience in the semiconductor industry as well as long tenure on our Board of Directors brings necessary industry and historic knowledge and continuity to the board. The Committee also believes that Mr. Reddy’s extensive experience in finance and executive positions and as a past director of other companies, as well as his semiconductor industry background, position him to contribute financial, operational and industry expertise to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

Sanjay Mehrotra

Sanjay Mehrotra, age 52, has served as a director since July 2009. He co-founded SanDisk Corporation in 1988 and has been its President and Chief Executive Officer since January 2011. He has previously served as its President and Chief Operating Officer, Executive Vice President and Vice President of Engineering. Mr. Mehrotra has more than 30 years of experience in the non-volatile semiconductor memory industry, including engineering and engineering management positions at SanDisk, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra earned B.S. and M.S. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. The Nominating and Corporate Governance Committee believes that Mr. Mehrotra’s experience in the semiconductor business, as the co-founder and Chief Executive Officer of SanDisk, where he has been involved in growing that company’s business from formation to its current size, as well as his experience in other engineering management positions, has provided him with leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, which will be valuable to the Company and the Board of Directors.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Syed B. Ali

Syed B. Ali, age 52, is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since the inception of Cavium in 2000. From 1998 to 2000, Mr. Ali was Vice

President of Marketing and Sales at Malleable Technologies, a communication chip company of which he was a founding management team member. Malleable Technologies was acquired by PMC-Sierra, Inc., a communication integrated circuit company, in 2000. From 1994 to 1998, Mr. Ali was an Executive Director at Samsung Electronics Co., Ltd. Prior to that, he had various positions at Wafer Scale Integration, a division of SGS-Thomson, Tandem Computers, Inc., and American Microsystems, Ltd. He received a BE (Electrical Engineering) from Osmania University, in Hyderabad, India and an MSE from the University of Michigan. The Nominating and Corporate Governance Committee believes that Mr. Ali’s extensive experience in numerous senior managerial positions in the semiconductor industry, as well as his experience as a founder of Cavium and his long tenure as President and Chief Executive Officer of Cavium, brings necessary industry experience, historic Company knowledge and experience as well as continuity to the board. In addition, the Committee believes that having Mr. Ali serve on the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose to execute our strategic initiatives and business plans, and that Mr. Ali, as Chief Executive Officer and Chairman of the Board of Directors, is able to act as a bridge between management and the Board of Directors, facilitating the regular flow of information.

Anthony S. Thornley

Anthony S. Thornley, age 64, has served as a director since September 2006. From February 2002 to June 2005 he served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial and Operating Officer of Qualcomm and from March 1994 to February 2002 as Chief Financial Officer of Qualcomm. Prior to joining Qualcomm, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf Company, a golfing equipment manufacturer, Proximetry, Inc., a network software company, TipCity Inc, an internet services company, Basho Technologies Inc., a database software company, Gorgon Media LLC, a specialized investment company and Transdel Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Thornley received his BSc degree in Chemistry from the University of Manchester, England. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as a chief financial officer, chief operating officer and director, as well as his experience in the semiconductor industry, position him to contribute financial, operational and industry expertise to the Board of Directors. The Committee believes that Mr. Thornley’s experience as chief financial officer of a public reporting company and service on the audit committee of public reporting companies, and experience as a director for other private and public companies is especially valuable in his position as the chairperson of Cavium’s Audit Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with Cavium’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Cavium, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following current four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Mehrotra, Pantuso, Reddy, and Thornley. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Cavium. Mr. Ali, Cavium’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Cavium.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Cavium’s Board of Directors is currently chaired by the President and Chief Executive Officer of Cavium, Mr. Ali. Cavium believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board of Directors and management act with a common purpose. In Cavium’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken Cavium’s ability to develop and implement strategy. Instead, Cavium believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute Cavium’s strategic initiatives and business plans. In addition, Cavium believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. Cavium also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of Cavium (as is the case with Cavium’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

The Board of Directors has not appointed a lead independent director. To support the independence of the board, Cavium has adopted certain governance measures, including maintenance of an independent majority of the board and establishment of standing board committees composed entirely of independent directors.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of Cavium’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Cavium. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2010 for each of the committees:

Name	Audit(1)		Compensation(1)		Nominating and Corporate Governance(1)
Syed B. Ali
Kris Chellam	X		X	*
Sanjay Mehrotra			X		X
Anthony J. Pantuso	X
C.N. Reddy			X		X
Anthony S. Thornley	X	*			X	*
Total meetings in fiscal 2010	7		1		0	(2)

*	Committee Chairperson

(1)	All members, and chairpersons, were nominated by unanimous written consent by the Nominating and Corporate Governance committee on March 11, 2010 and approved by the Board of Directors by unanimous written consent on March 12, 2010.

(2)	The Nominating and Corporate Goverance Committee took action by written consent in lieu of a meeting on March 11, 2010.

On April 4, 2011, Kris Chellam resigned as a director for personal reasons. In connection with Mr. Chellam’s resignation, the Board of Directors appointed C.N. Reddy as a member of the Audit Committee, and appointed Anthony Pantuso as a member and Chairman of the Compensation Committee, to replace Mr. Chellam.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Cavium.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee Cavium’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of Cavium’s independent registered public accounting firm, or independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Cavium’s audit engagement team as required by law; review and approves or rejects transactions between Cavium and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Cavium regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Cavium’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing Cavium’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

During 2010, the Audit Committee was composed of three directors: Messrs. Chellam, Pantuso and Thornley. The Audit Committee met five times during the fiscal year. The Audit Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of Cavium’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that Mr. Thornley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Thornley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as Chief Financial Officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management of Cavium. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Cavium’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Anthony S. Thornley (Chair)

Anthony J. Pantuso

Compensation Committee

During 2010, the Compensation Committee was composed of three directors: Messrs. Chellam, Mehrotra and Reddy. Mr. Pantuso joined the Compensation Committee as Chair on April 4, 2011, in connection with Mr. Chellam’s resignation as a director. All members of Cavium’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met one time during the fiscal year. The Compensation Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee Cavium’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of Cavium’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of Cavium’s Chief Executive Officer and the other executive officers and senior management; and

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cavium under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Mr. Chellam was a member of the Audit Committee until April 4, 2011; Mr. Reddy joined the Audit Committee subsequent to the filing of Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	administration of Cavium’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Each year, the Compensation Committee reviews with management Cavium’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least two times annually, with greater frequency if necessary. In addition, from time to time the entire Board of Directors discusses and votes on executive compensation matters at meetings of the Board of Directors. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Cavium, as well as authority to obtain, at the expense of Cavium, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Additionally, under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, and equity awards at one or more meetings held during the first half of the year, typically during the first quarter of each year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executive officers and senior management, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of a compensation consultant, including analyses of executive officers’ and senior management’s compensation paid at other companies identified by the consultant.

In January 2008, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc., to provide the committee with an analysis of our salaries and stock incentive awards for executive officers. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about Cavium’s business operations, strategy, key performance metrics and strategic goals, as well as the labor markets in which Cavium competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration, and as a result, the Compensation Committee made changes to the base salaries, bonuses plans and stock option awards as described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee did not engage a compensation consultant during 2009 or 2010.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2010 was an officer or employee of Cavium. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Anthony J. Pantuso (Chair)

Mr. Sanjay Mehrotra

Mr. C.N. Reddy

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Cavium (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, considering nominations and proposals submitted by Cavium’s stockholders, assessing the performance and independence of the Board of Directors, and maintaining a set of corporate governance principles for Cavium.

The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Mehrotra, Thornley and Reddy. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee did not meet during 2010, but acted by unanimous written consent one time during the fiscal year. The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, extensive business and industry experience, comprehension of public company responsibilities, as well as high personal integrity and ethical standards. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Cavium, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Cavium’s stockholders. However, the Nominating and Corporate Governance Committee retains the

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of Cavium under the Securities Act or the Exchange Act, other than Cavium’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.” Mr. Chellam was a member of the Compensation Committee until April 4, 2011; Mr. Pantuso joined the Compensation Committee subsequent to the filing of Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Cavium and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee’s policy is to consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Cavium, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not assign specific weights to particular factors and no particular factor is necessarily applicable to all prospective nominees. As part of the Board of Directors’ periodic self-assessment process, the Board of Directors considers whether it would be desirable for particular characteristics, experiences and skills to be represented on the Board of Directors to a greater degree. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Cavium during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

When considering diversity, the Board and Nominating and Corporate Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Corporate Governance Committee believe that by having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide Cavium and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Corporate Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than to consider diversity when assessing nominees.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 805 East Middlefield Road, Mountain View, CA 94043, at least 120 days prior to the anniversary date of the mailing of Cavium’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Cavium’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Cavium’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Cavium Board Communication, 805 East Middlefield Road, Mountain View, CA 94043. Each communication sent must state the number of shares owned by the stockholder making the communication. Each communication will be reviewed by the General Counsel of Cavium who will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the General Counsel will discard the communication.

CODE OF ETHICS

Cavium has adopted the Cavium Networks, Inc. Code of Business Ethics and Conduct, or Code of Ethics, that applies to all employees, directors and consultants. The Code of Ethics is available on Cavium’s website at http://investor.caviumnetworks.com . If Cavium makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, Cavium will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Cavium’s independent registered public accounting firm, or independent auditors, for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited Cavium’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Cavium’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Cavium’s independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Cavium and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2010 financial statements, Cavium entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for Cavium.

The following table represents aggregate fees billed to Cavium for the fiscal years ended December 31, 2010 and 2009, respectively, by PricewaterhouseCoopers LLP, Cavium’s principal accountant.

	Fiscal Year Ended December 31,
	2010 ($)	2009 ($)
	(In thousands)
Audit Fees(1)	1,310.9	1,019.0
Audit-related Fees(2)	—	50.5
Tax Fees(3)	—	60.0

Total Fees	1,310.9	1129.5

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, other services normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings, and for the audit of the effectiveness of our internal control over financial reporting.
(2)	Audit-related fees consist of fees incurred for due diligence related to the acquisition of MontaVista Software, Inc.
(3)	Tax Fees for the year ended December 31, 2009 were for services related to tax compliance.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Cavium’s independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditors is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Cavium’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of Cavium’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Cavium’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of Cavium’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, Cavium believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of Cavium’s named executive officers is designed to enable Cavium to attract and retain talented and experienced executives to lead Cavium successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of Cavium’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Cavium’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or Cavium. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management, the Compensation Committee and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable Cavium’s stockholders to indicate their preference regarding how frequently Cavium should solicit a non-binding advisory vote on the compensation of Cavium’s named executive officers as disclosed in Cavium’s proxy statements. Accordingly, Cavium is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

The Board believes that an annual advisory vote on the compensation of Cavium’s named executive officers is the best approach for Cavium. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on Cavium’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Cavium’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the following resolution:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of Cavium’s named executive officers once every one, two or three calendar years that receives the votes of the holders of a majority of shares present in person or represented by proxy and voting on this proposal at the annual meeting shall be considered the frequency preferred by the stockholders.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of Cavium’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board of Directors or Cavium, the Board may decide that it is in the best interests of the stockholders that Cavium hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cavium’s common stock as of April 5, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Cavium as a group; and (iv) all those known by Cavium to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
FMR LLC(2)	3,928,637	8.17%
TCW Group, Inc.(3)	2,456,050	5.11%
William Blair & Company, L.L.C.(4)	2,537,520	5.28%
Wellington Management Company, LLP(5)	4,760,694	9.91%
Syed B. Ali(6)	2,232,453	4.65%
Arthur D. Chadwick(7)	68,562	*
Anil Jain(8)	93,270	*
Rajiv Khemani(9)	52,085	*
Manoj Gujral(10)	7,875	*
Sanjay Mehrotra(11)	26,041	*
Anthony Pantuso(12)	21,178	*
C.N. Reddy(13)	140,041	*
Anthony Thornley(14)	22,135	*
All executive officers and directors as a group (9 persons)(15)	2,663,640	5.54%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC as of April 5, 2011. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cavium believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 48,059,243 shares outstanding on April 5, 2011, adjusted as required by rules promulgated by the SEC.
(2)	Consists of (a) 3,553,522 shares owned by Fidelity Management & Research Company (“Fidelity”), which is a wholly owned subsidiary of FMR LLC (b) 372,715 shares owned by Strategic Advisers, Inc. (“Strategic”), which is a wholly-owned subsidiary of FMR LLC and (c) 2,400 shares owned by Pyramis Global Advisors Trust Company (“Pyramis”), which is an indirect wholly owned subsidiary of FMR LLC. FMR LLC has sole dispositive power over these shares, and sole voting power over 378,1115 of these shares. Edward C. Johnson 3rd is the Chairman of FMR LLC. Mr. Johnson and FMR LLC, through its control of Fidelity, has (a) sole dispositive power over 3,553,522 shares and (b) sole voting power over none of the shares held by Fidelity. Mr. Johnson and FMR LLC, through its control of Pyramis, has (a) sole dispositive power over 2,400 shares and (b) sole voting power over none of the shares held by the institutional accounts managed by Pyramis. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(3)	Consists of shares owned by TCW Group, Inc., a Nevada corporation (“TCW”) and its subsidiaries. TCW has shared dispositive power over these shares, and shared voting power over 1,874,418 of these shares. The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). SG may be deemed ultimately to control TCW and its subsidiaries. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except TCW and its subsidiaries ), may beneficially own shares of the securities of Cavium and such shares are not reported in this statement. SG disclaims beneficial ownership of these shares, and TCW disclaims beneficial ownership of shares beneficially owned by SG and any of SG’s other business units. The address for TCW is 865 South Figueroa Street, Los Angeles, CA 90017.

(4)	The address for William Blair & Company L.L.C. is 222 W. Adams, Chicago, IL 60606.
(5)	Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own shares which are held of record by clients of Wellington Management. Wellinton Management has shared dispositive power over these shares, and shared voting power over 3,768,574 of these shares. The address for Wellington Management is 280 Congress Street, Boston, MA 02210.
(6)	Includes 882,291 shares that Mr. Ali has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(7)	Includes (a) 37,000 shares held through family trust and (b) 26,562 shares that Mr. Chadwick has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(8)	Includes 68,020 shares that Mr. Jain has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(9)	Includes 27,084 shares that Mr. Khemani has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(10)	Consists solely of shares that Mr. Gujral has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(11)	Consists solely of shares that Mr. Mehrotra has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(12)	Includes (a) 46 shares held by NeoCarta Ventures, L.P., (b) 6 shares held by NeoCarta Scout Fund, L.L.C., (c) 7 shares held by NeoCarta Associates, LLC, and (c) 19,010 shares that Anthony Pantuso has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options. Mr. Pantuso, one of our directors, is a managing director of NeoCarta Associates, LLC, which is the general partner of NeoCarta Ventures, L.P. and the manager of NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to share dispositive and voting power over these shares, which are, or may be, deemed to be beneficially owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(13)	Includes (a) 118,298 shares owned indirectly by Mr. Reddy through multiple partnerships, and (b) 19,010 shares that Mr. Reddy has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options. C.N. Reddy, who is one of our directors, is one of the general partners of Solar Venture Partners, LP, one of the general partners of Scenic Investments, L.P. and the general partner of Scenic Capital, may be deemed to share voting and investment power over the shares held by these partnerships. Mr. Reddy disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.
(14)	Consists solely of shares that Mr. Thornley has a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.
(15)	Includes an aggregate of 1,100,840 shares that our directors and executive officers have a right to acquire within 60 days of April 5, 2011 pursuant to outstanding options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cavium’s directors and executive officers, and persons who own more than ten percent of a registered class of Cavium’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cavium. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Cavium with copies of all Section 16(a) forms they file.

To Cavium’s knowledge, based solely on a review of the copies of such reports furnished to Cavium and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Cavium’s equity compensation plans in effect as of December 31, 2010:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)
Equity compensation plans approved by security holders:
2001 Stock Incentive Plan(1)	1,414,894		$2.92	459,503
2007 Equity Incentive Plan(2)	5,790,709	(3)	$11.25	3,602,360
Equity compensation plans not approved by security holders	—		—	—

TOTAL:	7,205,603		$9.61	4,061,863

(1)	In February 2001, we adopted the 2001 Stock Incentive Plan, or 2001 Plan. A total of 10,258,479 shares of common stock are reserved for issuance under the 2001 Plan. As a result of our initial public offering and the adoption of the 2007 Equity Incentive Plan, Cavium no longer grants awards under the 2001 Plan; however, all outstanding options continue to be governed by their existing terms.
(2)	In February 2007, we adopted the 2007 Equity Incentive Plan, or 2007 Plan, which became effective in May 2007 in connection with our initial public offering. A total of 5,000,000 shares of common stock were initially authorized for issuance under the 2007 Incentive Plan. Our board of directors may increase the share reserve as of each January 1, from January 1, 2008 through January 1, 2017 (each such day a “Calculation Date”), by an amount determined by our board; provided, however that the increase for any year may not exceed the lesser of (1) 5% of the total number of shares of our common stock outstanding on the Calculation Date or (2) 5,000,000 shares.
(3)	Consists of 1,592,039 shares granted as restricted stock units and 4,198,670 options.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2010 should be read together with the compensation tables and related disclosures set forth below.

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, market segment and individual performance, to align executives’ incentives with stockholder value creation, to be affordable within the context of our operating expense model, to be fairly and equitably administered and to reflect our values. To achieve these objectives, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of our executives’ overall compensation to our financial performance and common stock price through the issuance of equity as a significant component of compensation. Overall, the total compensation opportunity is intended to create an executive compensation program that is based on comparable public companies.

As we administer our compensation programs, we work to:

•	evolve and modify our programs to reflect the competitive environment and our changing business needs;

•	focus on simplicity wherever possible;

•	openly communicate the details of our programs with our employees and managers to ensure that our programs and their goals are understood;

•	provide our managers and employees with the tools they need to administer our compensation programs; and

•	consistently apply our compensation philosophy to all our locations, although our specific programs may vary from country to country.

Role of Executive Officers

The Compensation Committee meets regularly in executive session, or as a part of the regular meetings of our Board of Directors. Our Chief Financial Officer attends meetings of the Compensation Committee in order to provide information regarding employees for whom restricted stock units and/or stock option grants are being considered. Additionally, our Chief Executive Officer attends the Compensation Committee meetings in order to discuss overall company-wide compensation strategy and answer any questions raised by the Compensation Committee in regards to general employee compensation. Our Chief Executive Officer, however, may not, and did not, participate in or be present during any deliberations or determinations of the Board of Directors or Compensation Committee regarding his compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. For executives other than the Chief Executive Officer, the Board of Directors or the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted solely by the Board of Directors (without the Chief Executive Officer) or the Compensation Committee, which determines any adjustments to his compensation as well as equity awards to be granted.

Compensation Policies

Our Compensation Committee’s policy is to meet on a periodic basis at least two times per year for the purpose of granting equity awards. Historically, during the first quarter of each calendar year, the Board of

Directors or the Compensation Committee meets in order to review and grant equity awards to current employees, as well as to any individuals who became employees since the Board of Directors’ or the Compensation Committee’s last meeting. During the following three quarters of the calendar year, equity awards are typically granted only to new employees. Cavium expects that it will likely continue to grant equity awards to current employees on a yearly basis. Such determination will be made by the Board of Directors or the Compensation Committee each year. In the first quarter of each of 2008, 2009 and 2010, the Board of Directors or the Compensation Committee made equity awards to almost all current employees who were then employed by Cavium.

Historically, the Board of Directors or the Compensation Committee has made most adjustments to annual compensation, determined equity awards and established new performance objectives, if any, at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Board of Directors or the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation.

For all executive officers, as part of its deliberations, the Board of Directors or the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive officers’ compensation paid at other companies identified by the consultant. The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation; however, in general the Compensation Committee emphasizes equity compensation over cash compensation in order to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions. In 2008, the Compensation Committee focused on financial reports and projections, stock performance data and analyses by Compensia, Inc. (“Compensia”) when determining compensation for the executive officers.

In January 2009, the Compensation Committee considered a recommendation from management to reduce from 2008 levels the base salaries of Messrs. Ali, Chadwick, Jain and Khemani as part of our overall cost reduction efforts in response to economic conditions in existence at the beginning of the year. As described below, these management-recommended reductions were approved by the Compensation Committee effective January 1, 2009. Subsequently, in October 2009, the Board of Directors approved the reinstatement of the base salaries of these officers to the full amounts that were in effect prior to the reductions. The reinstatement took effect January 1, 2010 and no further changes to the compensation policy were proposed in 2010.

Compensation Consultant

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Cavium, as well as authority to obtain, at the expense of Cavium, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

2009 and 2010. The Compensation Committee did not engage a compensation consultant during 2009 because the Compensation Committee approved management’s recommendation to reduce salaries effective

January 1, 2009. The reduction remained in effect until January 1, 2010. The Compensation Committee did not engage a compensation consultant during 2010 because salaries were simply returned to 2008 levels effective January 1, 2010, and the Compensation Committee determined that no further compensation consultant analysis was needed.

2008. In January 2008, the Compensation Committee engaged an independent compensation consultant, Compensia, to provide the Compensation Committee with an analysis of our salaries and stock incentive awards for executive officers. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about Cavium’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which Cavium competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. While the Committee reviewed the information provided by Compensia, as well as the survey data discussed below, the Committee did not, as a material factor, set or consider specific benchmarks in its compensation decisions.

In order to learn more about overall market conditions, the Committee reviewed market data compiled by Compensia regarding a peer group of companies that was selected based on similar industry and market capitalization to Cavium. Compensia presented a preliminary peer group that was then revised with the assistance of Cavium’s management in order to ensure that the companies selected were in fact considered industry peers to Cavium. The final peer group consisted of the following sixteen companies: PMC-Sierra, Atheros Communications, Sirf Technology Holdings, Applied Micro Circuits Corporation, Rambus, Riverbed Technology, Sonicwall, Hittite Microwave Corporation, Aruba Networks, Netscout Systems, Netlogic Microsystems, Advanced Analogic Technologies, Data Domain, PLX Technology, Volterra Semiconductor and Exar. Additionally, Compensia provided market data from the Radford October 2007 Executive Compensation Survey.

Compensia’s analysis indicated that Cavium’s cash compensation for its executive officers was below the 25th percentile as compared to the peer group. It was also recognized that the executive officers’ salaries had not been raised for four years. Additionally, Compensia found that Cavium’s equity compensation for its executive officers was generally at or above the 75th percentile as compared to the peer group companies; however, it was also noted that the pre-initial public offering equity holdings of the executive officers would become fully vested over the next several years. Based on the foregoing, Compensia recommended eliminating Cavium’s short-term incentive program, raising the executive officers’ salaries, and granting equity incentive awards equal to half of those awarded in 2006. In 2008, after reviewing Compensia’s recommendations, Cavium decided to eliminate the short-term cash incentive program, increase executive officer salaries by approximately ten percent, and grant new stock option awards in order to strengthen long-term compensation incentives.

Compensation Components

Salary. Salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be in the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our straightforward compensation philosophy, which emphasizes long-term compensation. Base salaries are reviewed by our Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and cost of living adjustments, as appropriate. The Compensation Committee neither bases its consideration on any single factor nor does it specifically assign relative weights to factors, but rather considers a number of factors.

The Compensation Committee performed its annual review of the named executive officer salaries for 2008 and, after reviewing Compensia’s analysis of our executive officer overall compensation, decided to adjust the salary amounts and to eliminate the officer bonus program effective April 1, 2008. The named executive officers’ salaries were increased, effective April 1, 2008, such that Mr. Ali’s yearly salary rate would be $295,000,

Mr. Chadwick’s yearly salary would be $240,000, Mr. Jain’s yearly salary would be $240,000 and Mr. Khemani’s yearly salary would be $275,000. In making such salary decisions, the Compensation Committee reviewed the information and recommendations provided by Compensia, the historical salaries paid to the named executive officers, and the varying levels of responsibility and oversight held by each executive officer. The base compensations of Mr. Ali, Mr. Chadwick, Mr. Jain and Mr. Khemani for 2008, as reflected in the Summary Compensation Table below, are lower than the salaries approved by the Compensation Committee for 2008 because the salary increases did not become effective until April 1, 2008 and because some of the officers took varying amounts of unpaid time-off during 2008.

In January 2009, as part of Cavium’s overall cost reduction efforts in response to global economic conditions, the Compensation Committee approved management-recommended reductions in the base salaries of Messrs. Ali, Chadwick, Jain and Khemani. Consequently, effective January 1, 2009, Mr. Ali’s salary for 2009 was reduced by 50% and Messrs. Chadwick’s, Jain’s and Khemani’s salaries for 2009 were reduced by 25%. These reductions were from the base salaries that became effective on April 1, 2008.

In October 2009, the Board of Directors, in the context of an improving economic outlook and signs of improvement in Cavium’s business, approved reinstatement of the base salaries of Messrs. Ali, Chadwick, Jain, and Khemani to be effective January 1, 2010. As a result of the reinstatement, effective January 1, 2010 the base salaries returned to the amounts that were in effect prior to the reductions.

Annual Bonus. In 2007, in addition to base salaries, we awarded performance-based cash bonuses as an additional incentive to achieve corporate goals. These cash bonuses were intended to reward individual performance during the year. Target bonus amounts were set biannually by the Compensation Committee and full bonus payments were paid. In 2008, the Compensation Committee discontinued the annual cash bonus program because it believed that base salaries and equity compensation were sufficient to achieve our compensation goals and provide both short and long-term incentives for our named executive officers. The annual cash bonus program remained discontinued and we did not award cash bonuses to our executive officers in 2009 and 2010. The Compensation Committee does not intend to reinstate the cash bonus program or award cash bonuses in 2011.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through our grants of stock-based awards. Our long-term equity incentive compensation for our named executive officers is currently in the form of stock options and restricted stock units to acquire our common stock. In 2007, our Board of Directors adopted the Cavium Networks, Inc. 2007 Equity Incentive Plan, the 2007 Plan, which permits the grant of stock options, stock appreciation rights, restricted stock grants or awards, performance shares, and other stock-based awards. The 2007 Plan was established to provide our employees, including our named executive officers, with incentives to help align those employees’ incentives with the interests of our stockholders. Our Compensation Committee does not apply a formula in allocating stock options to named executive officers as a group or to any particular named executive officer. Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of vested stock-based equity compensation already held by the named executive officer, the non-equity compensation received by the named executive officer and the total number of options and restricted stock units to be granted to all employees during the year. Our Compensation Committee also considers each named executive officer’s unvested stock-based equity compensation, as we believe the vesting of stock options and restricted stock units over time is important to the future performance of our named executive officers. In the past, our practice has been to review annually equity awards to our named executive officers, and make additional awards when appropriate. Like our other compensation components, we intend that the annual aggregate value of long-term incentive awards will be set in line with that of comparable companies.

Stock Options and Restricted Stock Units. In March 2008, the Compensation Committee granted equity incentive plan awards in the form of stock options to Messrs. Ali, Chadwick, Jain and Khemani in connection with recommendations from Compensia, as previously discussed.

In February 2009, the Compensation Committee granted additional equity incentive plan awards in the form of stock options to Messrs. Ali, Chadwick, Jain and Khemani. Each of these option grants vests as to 12.5% of the shares subject to option on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the shares subject to option will immediately vest if either: (i) Cavium terminates the employee’s employment without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control. When making these grants, the Compensation committee considered, among other things, the fact that a majority of the stock options then held by Messrs. Ali, Chadwick, Jain and Khemani would become fully vested by 2010, and the fact that the exercise prices of the grants made to Messrs. Ali, Chadwick, Jain, and Khemani in 2008 were greater than the then-trading price of Cavium’s common stock. These grants were made to continue to foster long-term planning and performance by aligning our named executive officers’ interests with those of our stockholders.

Our Compensation Committee did not grant restricted stock units to any of our named executive officers in the years ended December 31, 2009, 2008 or 2007.

In January 2010, the Board granted additional equity awards, in the form of both stock options and restricted stock units, to Messrs. Ali, Chadwick, Jain and Khemani. Each of the option grants vests as to 12.5% of the shares subject to option on the date six months from the vesting commencement date and 1/48th of the shares subject to option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if either: (i) Cavium terminates the employee’s employment without cause (as defined in the stock option agreements) prior to or within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control. With respect to the restricted stock units, 25% of the shares subject to the awards were issued on January 30, 2011 and 25% will be issued on each of January 30, 2012, 2013 and 2014, provided that the officer continues to provide services to Cavium on each such date. In the event there is a change in control (as defined in the restricted stock unit agreements), 100% of the restricted stock units will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the restricted stock unit agreements) prior to or within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the restricted stock unit agreements) within 24 months following such change in control. When making these grants, the Compensation committee considered, among other things, the value of equity incentive awards granted in the prior year as well as the fact that the named executive officers had agreed to reductions in base salaries in 2009. These new grants were made to continue to foster long-term planning and performance by aligning our named executive officers’ interests with those of our stockholders.

In April 2010, the Compensation Committee granted Manoj Gujral a stock option and restricted stock units in connection with his joining Cavium. Mr. Gujral’s salary and equity incentive compensation were determined through a process of arms length negotiation involving our Board of Directors.

Our Compensation Committee does not time the granting of our stock options with any favorable or unfavorable news released by us and the proximity of the grant of any awards to an earnings announcement or other market event is coincidental. The exercise price of options is set at the closing price of our common stock on the date of grant.

Stock Appreciation Rights. Our 2007 Plan authorizes us to grant stock appreciation rights. To date no stock appreciation rights have been awarded to any of our named executive officers. Our Compensation Committee, in its discretion, may in the future elect to make such grants to our named executive officers if it deems it advisable. However, the Compensation Committee has no current plans to grant any stock appreciation rights to our named executive officers in 2011.

Restricted Stock Grants or Awards. Our Compensation Committee did not grant restricted stock or restricted stock awards to any of our named executive officers in the years ended December 31, 2010, 2009 or 2008. Our 2007 Plan authorizes restricted stock and restricted stock awards and our Compensation Committee, in its discretion, may in the future elect to make such grants to our named executive officers if it deems it advisable. However, the Compensation Committee has no current plans to grant any restricted stock grants or awards to our named executive officers in 2011.

Stock Ownership Guidelines. While we encourage our named executive officers to hold a significant equity interest in Cavium, we do not have specific share retention and ownership guidelines for our named executive officers. We may implement guidelines regarding the issuance of new stock option awards in the future in order to assure that our officers are appropriately incentivized.

Additional Compensation. All of our full-time employees in the United States, including our named executive officers, may participate in our health programs, which include medical, dental and vision care coverage, and our 401(k) and life insurance programs. We provide these programs to provide a competitive benefit program for our employees.

Compensation Policies and Practices as They Relate to Risk Management

The compensation programs for our employees are structured in a manner that we believe does not create risks that are reasonably likely to have a material adverse effect on Cavium. The predominant component of our compensation structure for executive employees is in the form of long-term equity awards tied to the price of Cavium’s common stock, and increasing levels of compensation are derived from those awards as the stock price appreciates and stockholder value is created. We did not award performance-based cash bonuses in 2009 or 2010, and the Compensation Committee does not intend to award performance-based cash bonuses in 2011. Accordingly, our overall compensation program is structured so as to encourage long-term growth and appreciation in the value of our business and stock price. In addition, the increasing use of restricted stock unit awards in lieu of option grants has reduced the sensitivity to appreciation of our common stock of the value to the recipients of our equity awards. Stock option grants are by nature more sensitive to changes in our stock price because they only have value to the extent the market price of the underlying shares appreciates over the grant date market price that serves as the exercise price. Restricted stock units, on the other hand, continue to provide value and serve as a meaningful retention vehicle even in periods of declining stock prices and their overall value is less sensitive to increasing stock prices, because there is no exercise price or other cash consideration to be paid for the underlying shares. Restricted stock units cover a smaller number of shares when compared to a stock option grant with the same grant-date fair value, and the significant downside protection they afford lowers the overall risk profile of the total compensation package.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with the best interests of Cavium and those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2010, 2009 and 2008, compensation awarded to, paid to or earned by Cavium’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2010, which we refer to in this proxy statement as our “named executive officers”:

SUMMARY COMPENSATION TABLE FOR FISCAL 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Syed B. Ali,	2010	278,075	—	1,751,760	14,798	2,044,633
President and Chief Executive Officer	2009	145,160	—	1,607,250	13,035	1,765,445
	2008	264,748	—	1,236,848	14,420	1,516,016

Arthur D. Chadwick,	2010	206,346	—	496,332	13,253	715,931
Vice President of Finance and Administration, Chief Financial Officer and Secretary	2009	153,000	—	455,388	12,458	620,846
	2008	196,557	—	353,385	11,696	563,638

Anil K. Jain,	2010	212,808	—	437,940	10,382	661,130
Corporate Vice President, IC Engineering	2009	180,000	—	401,813	9,189	591,002
	2008	228,619	—	353,385	12,948	594,952

Rajiv Khemani,	2010	256,534	—	875,880	15,074	1,147,488
Chief Operating Officer	2009	204,663	—	669,688	12,742	887,093
	2008	228,370	—	1,152,207	15,683	1,396,260

Manoj Gujral,	2010	182,277	—	860,178	22,372	1,064,827
Vice President and General Manager of Broadband & Consumer Division

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal years ended December 31, 2010, 2009 and 2008. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

(2)	Includes the following payments we paid on behalf of the executives:

Name	Year	Health Care Contribution ($)(a)	Insurance Premiums ($)(b)	401k Contributions Made by Cavium ($)	Other ($)		Total ($)
Syed B. Ali	2010	12,375	423	2,000	—		14,798
	2009	11,931	854	250	—		13,035
	2008	11,364	1,056	2,000	—		14,420

Arthur D. Chadwick	2010	12,375	878	—	—		13,253
	2009	11,931	527	—	—		12,458
	2008	11,364	332	—	—		11,696

Anil K. Jain	2010	7,961	421	2,000	—		10,382
	2009	7,675	1,123	391	—		9,189
	2008	9,634	1,314	2,000	—		12,948

Rajiv Khemani	2010	12,375	699	2,000	—		15,074
	2009	11,931	584	227	—		12,742
	2008	11,364	319	2,000	2,000	(c)	15,683

Manoj Gujral	2010	2,139	233	—	20,000	(d)	22,372
	2009	—	—	—	—		—
	2008	—	—	—	—		—

(a)	Includes medical, dental and vision insurance.
(b)	Includes premiums for life, accidental death and dismemberment, long term disability and short term disability insurance.
(c)	Reflects a bonus awarded for the hiring by Cavium of an individual referred to Cavium by Mr. Khemani.
(d)	Reflects a one-time signing bonus paid following the commencement of Mr. Gujral’s service to Cavium.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Syed B. Ali	1/06/10	—	150,000	24.16	1,751,760
	1/06/10	60,000	—	0	1,449,600
		RSU
Arthur Chadwick	1/06/10	—	42,500	24.16	496,332
	1/06/10	17,000	—	0	410,720
		RSU
Anil K. Jain	1/06/10	—	37,500	24.16	437,940
	1/06/10	15,000	—	0	362,400
		RSU
Rajiv Khemani	1/06/10	—	75,000	24.16	875,880
	1/06/10	30,000	—	0	724,800
		RSU
Manoj Gujral	4/26/10	—	66,000	27.33	860,178
	4/26/10	66,000	—	0	1,803,780
		RSU

(1)	Represents stock awards and stock options granted to our named executive officers pursuant to Cavium’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End Table below.
(2)	Represents the grant date fair value of such stock and stock option award as determined in accordance with FASB ASC Topic 718. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

EMPLOYEE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries set forth the employment agreements and potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus far, the Compensation Committee has only revised the employment agreements of Mr. Ali and Mr. Jain in order to ensure that the terms of such agreements were in documentary compliance with Section 409A of the Internal Revenue Code, as amended.

We do not currently maintain a qualified or non-qualified defined benefit plan, nor do we currently maintain a nonqualified defined contribution plans or other deferred compensation plans.

We believe that the severance benefits are appropriate and provide us with greater flexibility to make changes in our executive management if such changes are in the stockholders’ best interests. This flexibility is provided by already having in place certain mutually agreed upon severance packages such that parties are aware of and have agreed upon the payments that would occur upon various termination events. In addition to the potential payments set forth below, each of the named executive officers, as employees, may be entitled to certain benefits under the 2007 Equity Incentive Plan relating to a change in control or other corporate transaction.

Syed B. Ali. In January 2001, we entered into an employment agreement with Mr. Ali, our President and Chief Executive Officer. In December 2008, we entered into an amendment to such employment agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Ali’s agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Ali. If we terminate Mr. Ali’s employment without cause (as defined in his employment agreement) or Mr. Ali is constructively terminated, and Mr. Ali executes a release of claims against Cavium, Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of 12 months and reimbursement for health care continuation coverage for the same period. If, during that twelve-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he has been provided with substantially similar coverage. For a period of eighteen months after his termination of employment, Mr. Ali will be subject to certain restrictions on competition with Cavium and on the solicitation of employees, customers and clients. Mr. Ali is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Arthur D. Chadwick. In December 2004, we entered into an employment offer letter with Mr. Chadwick, our Vice President of Finance & Administration and Chief Financial Officer. Mr. Chadwick’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Chadwick. If we terminate Mr. Chadwick’s employment without cause (as defined in his offer letter) or Mr. Chadwick resigns for good reason (as defined in his offer letter), one half of his unvested Company stock and stock options will become vested. Additionally, Mr. Chadwick’s unvested Company stock and stock options will fully vest if we terminate Mr. Chadwick’s employment or Mr. Chadwick resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Chadwick has agreed to assist Cavium with the transition following such a transaction for up to six months. Mr. Chadwick is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Anil K. Jain. In January 2001, we entered into an employment offer letter with Mr. Jain, our Vice President of IC Engineering. In December 2008, we entered into an amendment to such employment offer letter in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Jain’s offer letter provides that Mr. Jain is an at-will employee and his employment may be terminated at any time by us or Mr. Jain. If we terminate Mr. Jain’s employment for any reason, Mr. Jain is entitled to receive his salary as well as benefits for three months after termination. Mr. Jain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Rajiv Khemani. In May 2003, we entered into an employment offer letter with Mr. Khemani, our Chief Operating Officer. Mr. Khemani’s offer letter provides that Mr. Khemani is an at-will employee and his employment may be terminated at any time by us or Mr. Khemani. The offer letter does not provide Mr. Khemani with any severance or change in control benefits. Mr. Khemani is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

In March 2008, February 2009 and January 2010, the Board of Directors or Compensation Committee granted equity incentive plan awards to Messrs. Ali, Chadwick, Jain and Khemani. Each of these option grants vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control.

The amount of potential compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the table below and assumes that the event occurred on December 31, 2010, the last business day of Cavium’s last fiscal year:

Named Executive Officer	Termination or Change in Control Event	Cash Severance Payment ($)	Continuation of Medical Benefits ($)	Acceleration of Vesting of Stock Options ($)(1)	Acceleration of Vesting of Stock Awards ($)(1)	Total Termination Benefits ($)
Syed B. Ali(2)	Termination without cause or constructive termination	174,996	12,374	—	—	187,370
	Termination without cause or resignation for good reason within 24 months following a change in control	174,996	12,374	6,009,250	2,260,800	8,270,050

Arthur D. Chadwick	Termination without cause or resignation for good reason within 24 months following a change in control	—	—	1,702,624	640,560	2,343,184

Anil K. Jain	Termination for any reason	53,202	12,374	—	—	65,576
	Termination without cause or resignation for good reason within 24 months following a change in control	53,202	12,374	1,502,309	565,200	2,133,085

Rajiv Khemani	Termination without cause or resignation for good reason within 24 months following a change in control	—	—	2,634,150	1,130,400	3,023,531

Manoj Gujral	Termination without cause or resignation for good reason	140,000	6,187	379,469	1,657,754	2,183,708
	Termination without cause or resignation for good reason within three months prior to or 12 months following a change in control, or if he is not offered a similar position of responsibility within the surviving or continuing entity within three months following the change in control	140,000	6,187	569,250	2,486,880	3,202,317

(1)	The value of stock option and stock award vesting acceleration is based on the closing stock price of $37.68 per share for our common stock as reported on NASDAQ on December 31, 2010 with respect to in-the-money unvested stock option shares minus the exercise price of the unvested option shares.
(2)	If, during the twelve-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he is provided with substantially similar coverage.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to the statutory limit, which was $16,500 for calendar year 2010. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2010 could be up to an additional $5,500 above the statutory limit.

Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, when contributed. In 2008, we made matching contributions equal to 50% of the employee contribution up to a maximum matching amount of $2,000. In January 2009, as part of Cavium’s overall cost reduction efforts in response to global economic conditions, we stopped all matching contributions to the 401(k) plan. Contributions were resumed in January 2010. Participant contributions are held and invested by the plan’s trustee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR - END.

The following table shows for the fiscal year ended December 31, 2010, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Syed B. Ali	34,375		115,625	24.16	1/6/2017	115,625	1,563,250
	250,000	(1)	0	1.02	8/2/2015	0	—
	120,312	(2)	54,688	14.80	3/17/2015	54,688	1,251,261
	166,250	(1)	8,750	3.04	3/22/2016	8,750	303,100
	175,000	(3)	0	3.04	3/22/2016	0	—
	137,500	(4)	162,500	10.32	2/6/2016	162,500	4,446,000

Arthur D. Chadwick	9,740		32,760	24.16	1/6/2017	32,760	442,915
	34,375	(2)	15,625	14.80	3/17/2015	15,625	357,500
	38,958	(4)	46,042	10.32	2/6/2016	46,042	1,259,709

Anil K. Jain	8,594		28,906	24.16	1/6/2017	28,906	390,809
	51,062	(1)	2,688	3.04	3/22/2016	2,688	93,112
	34,375	(2)	15,625	14.80	3/17/2015	15,625	357,500
	34,375	(4)	40,625	10.32	2/6/2016	40,625	1,111,500

Rajiv Khemani	17,187		57,813	24.16	1/6/2017	57,813	781,631
	2,500	(2)	18,750	14.80	3/17/2015	18,750	429,000
	3,125	(2)	20,313	20.33	1/18/2015	20,313	352,430
	4,167	(3)	2,500	3.04	3/22/2016	2,500	86,600
	5,208	(4)	67,709	10.32	2/6/2016	67,709	1,852,518

Manoj Gujral	11,000		55,000	27.33	4/26/2017	55,000	569,250

(1)

The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of Cavium that would vest according the schedule previously described.
(2)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.
(3)	The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 20% on the one year anniversary of the vesting commencement date and 1/60th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of Cavium that would vest according the schedule previously described.
(4)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control.
(5)	Amount reflects the number of shares multiplied by the closing price of Cavium’s common stock on December 31, 2010.

OPTION EXERCISES

The following table shows for the fiscal year ended December 31, 2010, certain information regarding option exercises during the last fiscal year with respect to the named executive officers:

OPTION EXERCISES IN FISCAL 2010

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Syed B. Ali	100,000	2,740,000.00

Anil K. Jain	53,750	1,713,012.50
	30,000	859,500.00
	30,000	728,700.00

Rhajiv Khemani	2,084	55,476.08
	5,000	133,100.00
	31,167	829,665.54
	14,668	390,462.16
	2,500	79,675.00
	51,562	1,643,280.94
	2,500	79,675.00
	8,665	276,153.55
	14,062	448,155.94
	5,000	120,150.00
	6,250	150,187.50
	28,750	690,862.50

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2010 certain information with respect to the compensation of all non-employee directors of Cavium:

DIRECTOR COMPENSATION FOR FISCAL 2010

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Kris Chellam	24,000	150,037.50	(2)	—	174,037.50
Sanjay Mehrotra	18,000	150,037.50	(3)	—	168,037.50
Anthony J. Pantuso	18,000	150,037.50	(4)	—	168,037.50
C.N. Reddy	18,000	150,037.50	(5)	—	168,037.50
Anthony S. Thornley	24,000	150,037.50	(6)	—	174,037.50

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended December 31, 2010. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011. Only one stock option was granted to each non-employee director in 2010.
(2)	As of December 31, 2010, Mr. Chellam held unexercised options to purchase 43,750 shares.
(3)	As of December 31, 2010, Mr. Mehrotra held unexercised options to purchase 62,500 shares.
(4)	As of December 31, 2010, Mr. Pantuso held unexercised options to purchase 37,500 shares.
(5)	As of December 31, 2010, Mr. Reddy held unexercised options to purchase 37,500 shares.
(6)	As of December 31, 2010, Mr. Thornley held unexercised options to purchase 40,625 shares.

Mr. Syed Ali, our one employee director, did not receive any cash compensation for his services as a member of our Board of Directors in 2010.

Our non-employee directors received, in 2010, cash compensation for their services as non-employee members of the Board of Directors in the following amounts: $12,000 per year for service on the Board of Directors, plus $6,000 per year for service on the audit committee and $6,000 per year for service on the Compensation Committee. In addition, the chairperson of the audit committee received an additional $6,000. This cash compensation was paid on, or soon after, the date of our 2010 annual stockholders’ meeting, and is paid for the director’s service for the 12 months following the annual stockholders’ meeting. We plan to continue these rates of cash compensation in 2011. Additionally, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.

Each individual who is elected or appointed as a non-employee director of the Board of Directors will automatically be granted a stock option to purchase 50,000 shares of our common stock. All of the shares subject to each such grant vest in equal monthly installments over four years. The vesting commencement date of these stock options will occur when the director first takes office. At the time of each of our annual stockholders’ meetings, beginning in 2008, each non-employee director who has served for at least the preceding six months and who will continue to be a director after that meeting will automatically be granted a non-statutory stock option on such date to purchase 12,500 shares of our common stock that will vest in equal monthly installments over four years. All these stock options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant. In 2010, the following directors received such stock option grants: Mr. C.N. Reddy, Mr. Anthony Pantuso, Mr. Anthony Thornley, Mr. Sanjay Mehrotra, and Mr. Kris Chellam.

Our intention is to make such grants to all non-employee directors at the 2011 Annual Stockholders’ Meeting. We make such grants because we believe that long-term performance from our non-employee directors should be encouraged and rewarded through a culture of stock option ownership. Therefore, our long-term equity incentive compensation for non-employee directors is currently exclusively in the form of stock options to acquire our common stock. The 2007 Plan was established to provide our employees, named executive officers, and our non-employee directors with equity incentives to help align their incentives with the interests of our stockholders.

TRANSACTIONS WITH RELATED PERSONS

CODE OF CONDUCT POLICY AND PROCEDURES

In 2007, Cavium adopted a written Code of Business Ethics and Conduct, or Code of Ethics, that sets forth Cavium’s policies and procedures regarding the identification, review, consideration and approval or ratification of related person transactions with employees, directors and consultants. Pursuant to our written Code of Ethics, our executive officers and directors are not permitted to enter into such related person transactions without the approval of either our Audit Committee or our Board of Directors. Our Audit Committee and/or Board of Directors shall approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, which our Audit Committee or Board of Directors determines in the good faith exercise of its discretion. Our Code of Ethics also prohibits employees from entering into transactions that are a “conflict of interest,” such as those in which a person’s private interest interferes in any way with Cavium’s interests, without the approval of our designated Compliance Officer.

CERTAIN RELATED-PERSON TRANSACTIONS

Cavium has entered into indemnity agreements with certain officers and directors which provide, among other things, that Cavium will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Cavium, and otherwise to the fullest extent permitted under Delaware law and Cavium’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cavium Networks, Inc. stockholders will be “householding” Cavium’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials , please notify your broker. Direct your written request to Cavium Networks, Inc., Arthur D. Chadwick, Chief Financial Officer, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Arthur D. Chadwick

ARTHUR D. CHADWICK

Secretary

April 21, 2011

A copy of Cavium’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Corporate Secretary, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043.

CAVIUM NETWORKS, INC.

805 EAST MIDDLEFIELD ROAD

MOUNTAIN VIEW, CA 94043

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

The Board of Directors recommends you vote FOR the election of the two nominees.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Anthony J. Pantuso 02 C.N. Reddy

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2 To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of Cavium Networks, Inc. for its fiscal year ending December 31, 2011.

3 To approve, on an advisory basis, the compensation of Cavium Network, Inc.’s named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

1 year 2 years 3 years Abstain

4 To indicate on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Cavium Networks, Inc.’s named executive officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions)

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000105828_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CAVIUM NETWORKS, INC.

Annual Meeting of Stockholders

June 3, 2011 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Syed B. Ali and Arthur D. Chadwick, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of CAVIUM NETWORKS, INC. COMMON STOCK that undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of CAVIUM NETWORKS, INC. to be held at 10:00 AM, PDT on June 3, 2011 at CAVIUM NETWORKS, INC., 805 EAST MIDDLEFIELD ROAD MOUNTAIN VIEW, CA 94043, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000105828_2 R1.0.0.11699